Exhibit 99.1

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))

Financial Statements
For the Years Ended December 31, 2020, 2019 and 2018

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors
BTRS Holdings, Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Lawrenceville, NJ 08648

Opinion on the Financial Statements

We have audited the accompanying balance sheets of BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust)) (the “Company”), as of December 31, 2020 and 2019, the related statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes to the financial statements (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

On January 1, 2019, the Company adopted Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606). The effects of adoption are described in Note 2 to the financial statements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2015.

/s/ BDO USA, LLP

March 24, 2021
Woodbridge, NJ

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Balance Sheets
(Amounts in thousands, except per share and share data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$14,642	$4,736
Restricted cash	3,277	—
Customer funds	20,924	21,126
Accounts receivable, net of allowance for doubtful accounts of $227 and $409, respectively	23,009	19,658
Prepaid expenses	2,961	3,368
Deferred implementation, commission and other costs, current	4,718	4,751
Other current assets	831	851
Total current assets	70,362	54,490
Property and equipment, net	16,650	18,285
Goodwill	36,956	36,956
Intangible assets, net	9,534	11,760
Deferred implementation and commission costs, non-current	8,677	7,887
Other assets	5,361	1,318
Total assets	$147,540	$130,696
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Customer funds payable	$20,924	$21,126
Current portion of debt and capital lease obligations, net of deferred financing costs	380	876
Accounts payable	1,646	3,303
Accrued expenses and other	26,341	14,378
Deferred revenue	14,895	11,868
Other current liabilities	906	1,148
Total current liabilities	65,092	52,699
Long-term debt and capital lease obligations, net of current portion and deferred financing costs	43,295	28,142
Customer postage deposits	10,418	10,455
Deferred revenue, net of current portion	14,861	13,200
Deferred taxes	768	572
Other long-term liabilities	9,296	9,162
Total liabilities	143,730	114,230
Commitments and contingencies (Note 12)
Redeemable convertible preferred stock:
Redeemable Preferred stock, Series A, $0.001 par value, 2,160,452 shares authorized; 2,160,452 shares issued and outstanding at December 31, 2020 and 2019	7,488	7,241
Redeemable Preferred stock, Series B, $0.001 par value, 2,875,755 shares authorized; 2,875,755 shares issued and outstanding at December 31, 2020 and 2019	30,865	29,240
Redeemable Preferred stock, Series C, $0.001 par value, 522,960 shares authorized; 508,433 shares issued and outstanding at December 31, 2020 and 2019	8,642	8,187
Redeemable Preferred stock, Series D, $0.001 par value, 1,259,965 shares authorized; 1,259,965 shares issued and outstanding at December 31,2020 and 2019	34,276	32,647
Redeemable Preferred stock, Series E, $0.001 par value, 2,655,879 shares authorized; 2,655,877 shares issued and outstanding at December 31, 2020 and 2019	77,757	73,043
Total redeemable convertible preferred stock	159,028	150,358

Stockholders’ deficit:
Common stock, $0.001 par value, 15,894,857 shares authorized; 4,506,505 and 4,321,176 shares issued and outstanding at December 31,2020 and 2019, respectively	5	5
Additional paid-in capital	16,304	11,933
Accumulated deficit	(171,527)	(145,830)
Total stockholders’ deficit	(155,218)	(133,892)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$147,540	$130,696

See accompanying notes to financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Statements of Operations and Comprehensive Loss
(Amounts in thousands, except per share data)

For the Years Ended December 31,	2020	2019	2018
Revenues:
Subscription, transaction and services	$108,569	$96,460	$79,571
Reimbursable costs	37,116	40,008	40,944
Total revenues	145,685	136,468	120,515

Cost of revenues:
Cost of subscription, transaction and services	32,531	32,015	26,567
Cost of reimbursable costs	37,116	40,008	40,944
Total cost of revenues, excluding depreciation and amortization	69,647	72,023	67,511
Operating expenses:
Research and development	36,468	34,285	23,606
Sales and marketing	23,420	22,098	21,677
General and administrative	22,188	23,297	18,743
Depreciation and amortization	5,624	5,881	6,040
Total operating expenses	87,700	85,561	70,066
Loss from operations	(11,662)	(21,116)	(17,062)
Other income (expense):
Interest income	18	1	136
Interest expense	(4,661)	(1,507)	(814)
Other expense, net	(518)	(21)	(422)
Total other expense	(5,161)	(1,527)	(1,100)
Loss before income taxes	(16,823)	(22,643)	(18,162)
Provision for income taxes	(204)	(160)	(69)
Net loss and comprehensive loss	$(17,027)	$(22,803)	$(18,231)

Net loss per share attributable to common stockholders
Basic and diluted	$(5.87)	$(7.40)	$(6.73)

Weighted average number of shares used to compute net loss per share attributable to common stockholders
Basic and diluted	4,377	4,257	4,091

See accompanying notes to financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(Amounts in thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2017	9,460,482	$132,378	4,071,856	$5	$6,770	$(88,724)	$(81,949)
Cumulative preferred stock dividends	—	8,704	—	—	—	(8,704)	(8,704)
Accretion of preferred stock to redemption value	—	594	—	—	—	(594)	(594)
Stock-based compensation from option and restricted stock unit grants	—	—	—	—	1,796	—	1,796
Exercise of stock options	—	—	41,307	—	126	—	126
Vesting of restricted stock units	—	—	5,000	—	—	—	—
Net loss	—	—	—	—	—	(18,231)	(18,231)
Balance, December 31, 2018	9,460,482	$141,676	4,118,163	$5	$8,692	$(116,253)	$(107,556)
Adjustment from adoption of ASC 606 (see Note 2)	—	—	—	—	—	1,908	1,908
Balance January 1, 2019	9,460,482	$141,676	4,118,163	$5	$8,692	$(114,345)	$(105,648)
Cumulative preferred stock dividends	—	8,091	—	—	—	(8,091)	(8,091)
Accretion of preferred stock to redemption value	—	591	—	—	—	(591)	(591)
Stock-based compensation from option of grants	—	—	—	—	2,114	—	2,114
Exercise of stock options	—	—	203,013	—	1,127	—	1,127
Net Loss	—	—	—	—	—	(22,803)	(22,803)
Balance, December 31, 2019	9,460,482	$150,358	4,321,176	$5	$11,933	$(145,830)	$(133,892)
Cumulative preferred stock dividends	—	8,091	—	—	—	(8,091)	(8,091)
Accretion of preferred stock to redemption value	—	579	—	—	—	(579)	(579)
Stock-based compensation from option grants	—	—	—	—	3,063	—	3,063
Exercise of stock options	—	—	185,329	—	1,308	—	1,308
Net loss	—	—	—	—	—	(17,027)	(17,027)
Balance, December 31, 2020	9,460,482	$159,028	4,506,505	$5	$16,304	$(171,527)	$(155,218)

See accompanying notes to financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Statements of Cash Flows
(Amounts in thousands, except share amounts)

For the Years Ended December 31,	2020	2019	2018
Operating activities:
Net loss	$(17,027)	$(22,803)	$(18,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,624	5,881	6,040
Provision for bad debts	61	114	61
Amortization of debt discount	278	94	92
Stock-based compensation expense	3,063	2,114	1,796
Change in fair value of contingent consideration liability	(406)	—	—
Change in fair value of warrants liability	926	12	54
Deferred income taxes	196	192	52
Changes in operating assets and liabilities:
Accounts receivable	(3,413)	(4,783)	(2,623)
Prepaid expenses	407	(1,321)	(336)
Other assets (current and non-current)	(4,028)	(333)	(27)
Accounts payable	(1,656)	1,765	632
Accrued expenses	11,962	6,868	741
Deferred revenue	4,688	6,005	4,399
Deferred implementation, commissions and other costs	(756)	(1,464)	(872)
Other liabilities (current and non-current)	(136)	384	1,933
Net cash used in operating activities	(217)	(7,275)	(6,289)
Investing activities:
Purchase of businesses	—	(6,335)	(16,278)
Capitalized Software Development	(578)	(899)	(1,124)
Purchases of property and equipment	(1,178)	(3,418)	(6,812)
Net cash used in investing activities	(1,756)	(10,652)	(24,214)
Financing activities:
Issuance of long-term debt	45,000	—	(25)
Financing costs paid upon issuance of long-term debt	(1,446)	—	—
Proceeds from line of credit	6,000	24,750	1,000
Repayments of line of credit	(6,000)	(3,000)	—
Payments on long-term debt	(28,921)	(3,333)	(833)
Payments on capital lease obligations	(261)	(276)	(536)
Proceeds from exercise of stock options	1,308	1,127	126
Payments of deferred purchase consideration	(524)	—	(650)
Settlement of contingent consideration liabilities	—	—	(225)
Net cash provided by (used in) financing activities	15,156	19,268	(1,143)
Net increase (decrease) in cash and cash equivalents and restricted cash	13,183	1,341	(31,646)
Cash and cash equivalents and restricted cash, beginning of year	4,736	3,395	35,041
Cash, cash equivalents and restricted cash, end of year	$17,919	$4,736	$3,395

Reconciliation of cash, cash equivalents, and restricted cash to the condensed balance sheets
Cash and cash equivalents	$14,642	$4,736	$3,395
Restricted cash	3,277	—	—
Total cash, cash equivalents, and restricted cash	$17,919	$4,736	$3,395

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$4,238	$1,266	$646
Cash paid for income taxes	$(41)	$3	$9
Noncash Investing & Financing Activities:
Fixed assets purchased under capital lease obligation	$6	$210	$130
Leasehold improvement incentive recorded as property and equipment and other long-term liability	$—	$—	$5,792
Contingent consideration for purchase of business	$—	$1,066	$—
Deferred purchase consideration	$—	$1,131	$—
Cumulative preferred stock dividends	$8,091	$8,091	$8,704
Accretion of preferred stock to redemption value	$579	$591	$594

See accompanying notes to financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

1.  Organization and Nature of Business

Factor Systems, Inc., utilizing the trade name Billtrust (the “Company” or “Billtrust”), was incorporated on September 4, 2001 in the State of Delaware and maintains its headquarters in Lawrenceville, New Jersey, with additional offices or print facilities in Colorado, Illinois and California.  See the section below regarding the business combination and name change of the Company.

The Company provides a comprehensive suite of order to cash software as a service (“SaaS”) solutions with integrated payments, including credit and collections, invoice presentment and cash application services to its customers primarily based in North America, but with global operations. In addition, Billtrust founded the business payments network (“BPN”) in partnership with VISA which combines remittance data with B2B payments and facilitates straight-through processing. Billtrust serves businesses across both business-to-business and business-to-consumer segments.  The Company offers the following platforms and solutions to its customers, in addition to professional services related to each:

(i) Credit Management modules include credit scoring and management as well as automated credit applications.

(ii) Order/E-commerce module provides B2B wholesale distributors with robust e-commerce capabilities. Billtrust’s offering delivers an optimized and personalized configuration, ordering and payment experience.

(iii) Invoicing presentment module enables its customers to optimize invoice delivery across all distribution channels. Billtrust’s module ingests invoice data from myriad ERP systems and presents invoices in ways that reflect customer needs and preferences. The solution includes customer-branded electronic invoice presentment portals, electronic invoices, email billing, automated entry into AP portals via direct integration and leveraging robotic process automation (“RPA”), and highly efficient print and physical delivery ensuring rapid and cost efficient presentment and delivery.

(iv) Payments capabilities enable customers to facilitate payments at every possible touchpoint across its solution set. Various payment types, including ACH, credit, wire, check and cash can be accepted and automatically captured and enriched with relevant remittance data across the platform and via our BPN.

(v) Cash Application - enables application of cash from invoices via line item reconciliation within accounting and ERP systems. Billtrust’s automated offering consumes payment and remittance data across inbound channels including lockboxes, mail, email, portal posting, hosted payment page intake and via direct and manual feeds.

(vi) Collections - integrated accounts receivable collections workflow management system for customers and employees that enables customers to shift to a strategic customer touchpoint-centric operation, preventing payment delays and driving positive customer experiences. It supports management of disputes and deductions when discrepancies in services invoiced and services delivered occur between businesses. The solution delivers process efficiency and increases financial recoveries by automating workflows and providing clear visibility across relevant data points and actions taken.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Business Combination Agreement

On October 18, 2020, as amended December 13, 2020, South Mountain Merger Corp., a Delaware corporation (“South Mountain”), BT Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of South Mountain (“First Merger Sub”), BT Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of South Mountain (“Second Merger Sub”) and the Company (“Billtrust”), entered into a Business Combination Agreement (the “BCA”), pursuant to which (i) First Merger Sub will be merged with and into Billtrust (the “First Merger”), with Billtrust surviving the First Merger as a wholly owned subsidiary of South Mountain (the “Surviving Corporation”) and (ii) as soon as reasonably practical after consummation of the First Merger, but no later than ten (10) days following consummation of the First Merger, the Surviving Corporation will be merged with and into Second Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of South Mountain (such Mergers, collectively with the other transactions described in the BCA, the “Business Combination”).

In connection with the execution of the BCA, on October 18, 2020, South Mountain entered into separate subscription agreements (the “Subscription Agreements”) with a number of investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, and South Mountain has agreed to sell to the PIPE Investors, an aggregate of 20,000,000 shares of South Mountain Class A Common Stock, for a purchase price of $10.00 per share and at an aggregate purchase price of $200 million, in a private placement (the “PIPE Financing”).

As noted in Note 16, the Business Combination and PIPE Financing closed on January 12, 2021. The Business Combination will be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States. Under this method of accounting, South Mountain will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Billtrust will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Billtrust (i.e., a capital transaction involving the issuance of stock by South Mountain for the stock of Billtrust). Accordingly, the assets, liabilities and results of operations of Billtrust will become the historical financial statements of “New Billtrust”, which was renamed BTRS Holdings Inc. on January 12, 2021, and South Mountain’s assets, liabilities and results of operations will be consolidated with Billtrust beginning on the acquisition date.

2.  Significant Accounting Policies

The following is a summary of significant accounting policies used in the preparation of the accompanying financial statements.

Emerging Growth Company

As an emerging growth company (“EGC”), the Jumpstart Our Business Startups Act (“JOBS Act”) allows the company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are applicable to private companies. The Company has elected to use the extended transition period under the JOBS Act until such time the Company is not considered to be an EGC. The adoption dates are discussed below to reflect this election.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Liquidity

For the year ended December 31, 2020, the Company incurred a net loss of $(17,027) and used cash in operations of $(217). As of December 31, 2020, the Company had cash of $14,642 and an accumulated deficit of $(171,527). During 2020, the Company refinanced its existing Credit Agreement with third party lenders in a new Financing Agreement consisting of a $45 million term loan and the ability to borrow an additional $27.5 million with a maturity date in January 2025.  Based on the Company’s business plan, existing cash resources, and the business combination that closed in January 2021 (Note 16), the Company expects to satisfy its working capital requirements for at least the next 12 months after the date that these financial statements are issued.

Basis of Presentation

The preparation of the financial statements have been prepared using accounting principles generally accepted in the United States (“US GAAP”).  The accompanying financial statements reflect Billtrust and its capital structure prior to the Business Combination, and do not reflect New Billtrust or SMMC.

COVID-19

In March 2020, the United States (U.S.) declared a State of National Emergency due to the COVID-19 outbreak. In addition, many jurisdictions in the U.S. have limited, and are considering to further limit, social mobility and gathering. Many business establishments have closed due to restrictions imposed by the government and many governmental authorities have closed most public establishments. Some of our customers have been, and may continue to be, negatively impacted by the shelter-in-place and other similar state and local orders, the closure of manufacturing sites and country borders, and the increase in unemployment. The COVID-19 pandemic has caused us to modify our business practices (including employee travel and cancellation of physical participation in meetings, events and conferences), all of our employees are currently working remotely, and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, partners, and customers. The extent of this business disruption on our operational and financial performance will depend on these developments and the duration and spread of the outbreak, all of which are uncertain and cannot be predicted.  The Company has implemented certain cost savings measures including lowering our fixed compensation costs, restricted travel spend, reduced discretionary events and purchases and will continue to monitor and adjust accordingly.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief, and Economic Security (CARES) Act.” The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations, increased limitations on qualified charitable contributions, technical corrections to tax depreciation methods for qualified improvement property, and appropriate of funds for the SBA Paycheck Protection Program. The Company, through its outsourced payroll provider, has elected to defer employer side social security payments effective as of April 2020, and expects to pay in 2021, the amount due for 2020 of approximately $2,309, which is included in Accrued Expenses and Other in the accompanying balance sheet as of December 31, 2020.  We continue to assess the impact that COVID-19 may have on our business. Although we saw a decline in certain transaction revenues during the second quarter of 2020, we are unable to determine the impact that the CARES Act, and/or COVID-19 will have on our future financial condition, results of operations, or liquidity.

Use of Estimates

The preparation of the financial statements in conformity with US GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates include, but are not limited to, revenue recognition, allowances for doubtful accounts, recoverability of deferred tax assets, determining the fair value associated with acquired assets and liabilities including deferred revenue, intangible asset and goodwill impairment, contingent consideration liabilities, stock based compensation and certain other of the Company’s accrued liabilities.  The Company bases its estimates on historical experience, known trends, and other market specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Due to the COVID-19 global pandemic, the global economy and financial markets have been disrupted and there is a significant amount of uncertainty about the length and severity of the consequences caused by the pandemic. The Company has considered information available to it as of the date of issuance of these financial statements and has not experienced any significant impact to its estimates and assumptions as a result of the COVID-19 pandemic. On an ongoing basis, the Company will continue to closely monitor the COVID-19 impact on its estimates and assumptions.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (FASB ASC Topic 606 or “ASC 606”), which supersedes the existing revenue recognition requirements under US GAAP and requires entities to recognize revenue when performance obligations have been satisfied by transferring control of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. It also requires increased disclosures.   In addition, ASU 2014-09 also includes subtopic ASC 340-40, Other Assets and Deferred Costs – Contracts with Customers, (“ASC 340-40”), which provides guidance on accounting for certain revenue related costs including costs associated with obtaining and fulfilling a contract, discussed further below.

On January 1, 2019, the Company adopted ASC 606 and ASC 340-40, applying the modified retrospective method to all contracts that were not completed as of January 1, 2019. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Upon adoption, the Company selected the cumulative effect transition method, which had no impact on revenues, but did impact commissions expenses as further described below in the Deferred Commissions section.  The Company recorded a net increase to opening retained earnings of approximately $1,908 as of January 1, 2019 due to the cumulative impact of adopting ASC 340-40 and a corresponding increase to the amount of prepaid commissions on the balance sheet. There was not a material impact to revenues for the year ended December 31, 2019 as a result of adopting ASC 606.

The Company determines revenue recognition through the following five-step framework:
1.	Identification of the contract, or contracts, with a customer;
2.	Identification of the performance obligations in the contract;
3.	Determination of the transaction price;
4.	Allocation of the transaction price to the performance obligations in the contract; and
5.	Recognition of revenue when, or as, the Company satisfies a performance obligation

The following is a description of principal activities from which the Company generates revenue, as well as a further breakdown of the components of subscription, transaction and services revenues for each year ended December 31:

	2020	2019	2018

Subscription and transaction fees	$99,609	$89,476	$74,725
Services and other	8,960	6,984	4,846
Subscription, transaction and services	$108,569	$96,460	$79,571

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Subscription and Transaction Fee Revenue

Subscription and Transaction Fee revenue is derived primarily from a hosted software as a service (SaaS) platform that enables billings and payment processing on behalf of customers. The Company’s services are billed on a subscription basis monthly, quarterly or annually.  Transaction fees for certain services are billed monthly based on the volume of items processed each month at a contractual rate per item processed.

Hosted solutions are provided without licensing perpetual rights to the software. The hosted solutions are integral to the overall service arrangement and are billed as a subscription fee as part of the overall service agreement with the customer. Subscription fees from hosted solutions are recognized monthly over the customer agreement term beginning on the date the Company’s solution is made available to the customer.

Transaction revenue is recognized concurrent with processing of the related transactions by the Company, which is when revenue is earned.  The customer simultaneously receives and consumes the benefits as the Company performs.  Transaction fees include per-item processing fees charged at contracted rates based on the number of invoices delivered or payments processed.

Services

Fees associated with upfront services represent a material right under ASC 606 as customers do not incur such fees in subsequent contract terms, and therefore they are considered to be at a discount compared to the initial contract period.  Any revenues related to upfront implementation services for new customers or new products for existing customers are recognized ratably over the estimated period of the customer relationship, which is estimated to be five years other than for customer relationships from acquisitions which range from two to four years. Amounts that have been invoiced are recorded in accounts receivable and deferred revenues or revenues, depending on when the services are fulfilled.

In addition to implementation fees, professional services fees also include consulting services provided to customers on a time and materials basis. Revenues from consulting services are recognized as the services are completed based on their standalone value, and costs associated with short term services contracts are deferred and recognized with the corresponding revenue when services are completed.  During 2019, the Company recognized other revenue of $1,200 related to a perpetual license granted to a customer for a one-time legacy software platform.

Significant Judgements

The Company determines standalone selling price (“SSP”) for all material performance obligations using observable inputs, such as the price of subsequent years of the contract, standalone sales and historical contract pricing.  Some customers have the option to purchase additional subscription or transaction services at a stated price. These options are evaluated on a case-by-case basis but generally do not provide a material right as they are priced within a range of prices provided to other customers for the same products and, as such, would not result in a separate performance obligation.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

When the timing of revenue recognition differs from the timing of invoicing, i.e. Implementation services, the Company uses judgment to determine whether the contract includes a significant financing component requiring adjustment to the transaction price. Various factors are considered in this determination including the duration of the contract, payment terms, and other circumstances. Generally, the Company determined that contracts related to upfront implementation services do not include a significant financing component. The Company applies the practical expedient for instances where, at contract inception, the expected timing difference between when promised goods or services are transferred and associated payment will be one year or less.

Reimbursable costs

The Company records reimbursable costs, consisting of postage on a gross basis, since the goods or services giving rise to the reimbursable costs do not transfer a good or service to the customer. Rather, the goods or services are used or consumed by the Company in fulfilling its performance obligation to the customer.  Corresponding expenses are recorded on an accrual basis and the costs are allocated based on specific types of postage to customers, but cannot specifically identify each postage invoice to specific customers.  Because the cost of such revenue is equal to the revenue, it does not impact loss from operations or net loss.

Sales tax and other

The Company accounts for sales and other related taxes, as well as expenses associated with interchange on credit card transactions from third party card issuers or financial institutions which are a pass through cost, on a net basis, excluding such amounts from revenue.  For expenses associated with interchange transactions, the Company has determined that it is acting as an agent with respect to these payment authorization services, based on the following factors: (1) the Company has no discretion over which card issuing bank will be used to process a transaction and is unable to direct the activity of the merchant to another card issuing bank, and (2) interchange and card network rates are pre-established by the card issuers or financial institutions, and the Company has no latitude in determining these fees. Therefore, revenue allocated to the payment authorization performance obligation is presented net of interchange and card network fees paid to the card issuing banks and financial institutions, respectively, for all periods presented.

Deferred Revenue

Amounts billed to clients in excess of revenue earned are recorded as deferred revenue liability. Deferred revenue as of December 31, 2020, 2019 and 2018 relates primarily to implementation fees for new customers or new services, which are being recognized ratably over the estimated term of the customer relationship, which is generally five years for the Company’s core billing and payments and cash application services, and two to four years for other services related to acquisitions in 2019 and 2020; as well as fees received to store billing data and annual maintenance service agreements, which are both being recognized ratably over the term of the service period. The table below shows significant changes in the total current and long-term deferred revenue during the year ended December 31, 2020.

Ending balance December 31, 2019	$25,068
Amounts invoiced but not recognized	54,837
Revenue recognized	(50,149)
Ending balance December 31, 2020	$29,756

Deferred Commissions

Commissions are recorded when earned and are included as a component of sales and marketing expense.  Commission costs can be associated specifically with subscription and professional services arrangements. Commissions earned by the Company’s sales personnel are considered incremental and recoverable costs of obtaining a contract with a customer.  Prior to the adoption of ASC 606 and the related ASC 340-40, commissions were generally expensed over the first year of services commencing with the date a customer’s recurring revenues were invoiced.  Upon adoption of ASC 606, commission costs are deferred and then amortized over a period of benefit of four to five years. The Company determined the period of benefit by taking into consideration its past experience with customers and the average customer life of acquired customers (four years, compared to five years for all remaining customers), future cash flows expected from customers, industry peers and other available information.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Commissions are earned by sales personnel upon the execution of the sales contract by the customer Substantially all sales commissions are generally paid at one of three points: (i) upon execution of a customer contract, (ii) when a customer completes implementation and training processes or commences usage based volume, or (iii) after a period of time from three to twelve months thereafter. Commissions associated with subscription-based arrangements are typically earned when a customer order is received and when the customer is billed for the underlying contractual period. Commissions associated with professional services are typically earned in the month that services are rendered.

Capitalized commission costs amortized to sales and marketing expense in the accompanying statements of operations and comprehensive loss during the years ended December 31, 2020 and 2019, was $2,111 and $1,700, respectively, in addition to commissions which were expensed as incurred related to the achievement of quotas or other performance obligations. As of December 31, 2020, the Company had approximately $2,431 of current deferred commissions for amounts expected to be recognized in the next 12 months, and $5,233 of deferred commissions for amounts expected to be recognized thereafter. As of December 31, 2019, the Company had approximately $1,912 of current deferred commissions for amounts expected to be recognized in the next twelve months, and $4,594 of non-current deferred commissions costs for amounts expected to be recognized thereafter.

Fair Value of Financial Instruments

The Company utilizes fair value measurements when required. The carrying amounts of cash and cash equivalents, accounts receivable, net, other current assets, other assets, accounts payable, accrued expenses, other long term liabilities and other, and outstanding balances on the Company’s credit facility and related accrued interest expense approximate fair value as of December 31, 2020 and 2019 due to the short-term nature of those instruments. The fair value for the outstanding balances under the credit facility utilizes the interest rates the Company believes it could obtain for borrowings with similar terms. See Note 5 for a discussion of the determination of fair value for the reported amounts of the Company’s short-term investments and contingent consideration on acquisition.

Warrants

The Company accounts for warrants to acquire Series C preferred stock, as derivative instruments in accordance with FASB ASC 815-40, Derivative and Hedging – Contracts in Entity’s Own Equity. These warrants are issued to a former lender related to a prior credit agreement, at an exercise price of $13.77 per share. As such, our derivative liabilities are initially measured at fair value on the contract date and are subsequently re-measured to fair value at each reporting date. The Company determined the value of warrants using a Black-Scholes pricing model. The fair value of the derivative liability amounted to $1,172 and $246 as of December 31, 2020 and 2019 respectively (see Note 8).  The Company records the change in estimated fair value as non-cash adjustments within Other expense, net, in the Company’s accompanying Statements of Operations (see Note 5).

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The carrying value of these instruments approximates their fair value. At December 31, 2020 and 2019, the Company’s cash equivalents consisted primarily of money market funds.

Customer Funds

In connection with providing electronic invoice presentment and payment facilitation services for its customers, the Company may receive client funds via Automated Clearing House (“ACH”) payment to the Company’s cash accounts at its contracted financial institution. The contractual agreements with the Company’s customers stipulate a period of up to 3 days for processing ACH returns and obligate the customer to reimburse the Company for returned payments. Timing differences in customer deposits into and disbursements from the Company’s separate cash account results in a balance of funds to be remitted to customers, which is reflected as customer funds payable in the accompanying Balance Sheets.

Customer Postage Deposits

The Company requires its customers to maintain a minimum level of postage deposits on account. Customer postage deposits are presented as a liability in the accompanying Balance Sheets and generally do not change unless customer postage usage significantly changes, new customers are added, or existing customers cancel services.

Concentrations of Credit Risk

The Company maintains its deposits of cash and cash equivalent balances, restricted cash and customer funds with high-credit quality financial institutions. The Company’s cash and cash equivalent balances, restricted cash and customer funds may exceed federally insured limits.

The Company’s accounts receivable are reported in the accompanying Balance Sheets net of allowances for uncollectible accounts. The Company believes that the concentration of credit risk with respect to accounts receivable is limited due to the large number of companies and diverse industries comprising the customer base. On-going credit evaluations are performed, generally with a focus on new customers or customers with whom the Company has no prior collections history, and collateral is generally not required. The Company maintains reserves for potential losses based on customer specific situations as well as on historic experience and such losses, in the aggregate, have not exceeded management’s expectations. For the years ended December 31, 2020, 2019 and 2018, there were no customers that individually accounted for 10% or greater of revenues or accounts receivable.

Accounts Receivable, net

The Company extends credit to its customers in the normal course of business. Trade accounts receivables are recorded at the invoice price. The Company carries its accounts receivable at net realizable value. The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible trade receivables. Bad debt is provided under the allowance method based on historical experience and management’s periodic evaluation of outstanding accounts receivable for each individual customer. The evaluation is based on a past history of collections, current credit conditions, the length of time the account is past due and a past history of write-downs. Actual results could differ from these estimates. Receivables are charged against their respective allowance accounts when deemed to be uncollectible.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Deferred Implementation and Other Costs

For those arrangements in which implementation revenue is deferred and the Company determines that the direct costs of services are recoverable, such costs are deferred and subsequently expensed over the period the related implementation revenue is recognized, generally five years.  For those arrangements for short term professional services statements of work (SOW’s) that are accounted for under contract accounting, the Company defers all direct costs allocable to the arrangement until the work is completed at which time the revenue and related expenses are recognized.  Any losses would be recognized at the time such loss is known. All such amounts are included in the cost of subscription, transaction fees and services revenue in the accompanying statements of operations and comprehensive loss.

Capitalized implementation costs amortized to cost of subscription, transaction and services expense in the accompanying statements of operations and comprehensive loss during the years ended December 31, 2020 and 2019, was $5,774 and $6,108, respectively. As of December 31, 2020, the Company had approximately $2,287 of current deferred implementation costs for amounts expected to be recognized in the next twelve months, and $3,444 of non-current deferred implementation costs for amounts expected to be recognized thereafter. As of December 31, 2019, the Company had approximately $2,839 of current deferred implementation costs for amounts expected to be recognized in the next twelve months, and $3,293 of non-current deferred implementation costs for amounts expected to be recognized thereafter.

Inventory

Inventory is comprised primarily of paper and envelope stocks. Inventories are stated at the lower of cost or net realizable value. Cost for substantially all of the Company’s inventories is determined on a specific identification or first-in, first-out basis. The Company periodically assesses the need for obsolescence provisions and determined that no obsolescence provision was necessary at December 31, 2020 and 2019. The inventory balance is included in other current assets in the accompanying Balance Sheets and amounted to $739 and $763 at December 31, 2020 and 2019, respectively.

Property and Equipment, net Property and equipment are stated at cost, net of accumulated amortization and depreciation. Leasehold improvements are amortized over the lesser of their estimated useful lives or the term of the related lease. Amortization of equipment held under capital leases is included in depreciation expense. The cost of additions and expenditures that extend the useful lives of existing assets are capitalized, while repairs and maintenance costs are charged to expense as incurred. Amortization and depreciation are recorded on a straight-line basis over the estimated useful lives or depreciation periods of the assets as follows:

Assets held under capital leases – computer, print and mail equipment	3-5 years
Computer, print and mail equipment	3-5 years
Furniture and fixtures	3-15 years
Software	3 years
Vehicles	5 years
Leasehold improvements	Lesser of estimated useful life or the term of the related lease

Impairment of Long-Lived Assets

Long-lived assets, such as property, equipment and definite lived intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives. There were no indicators of impairment of long-lived assets, including definite-lived intangible assets, for the years ended December 31, 2020, 2019 and 2018.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Goodwill and Other Intangible Assets, net

Goodwill represents the amount by which the purchase price exceeds the fair value of identifiable tangible and intangible assets and liabilities acquired in a purchase business combination. The Company accounts for its goodwill and other intangible assets under FASB ASC Topic 350 Intangibles - Goodwill and Other. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually as of October 1st of each year or whenever events or changes in circumstances indicate that the carrying value amount of these assets might not be fully recoverable.  For goodwill, impairment is assessed at the reporting unit level.  A reporting unit is defined as an operating segment or a component of an operating segment to the extent discrete financial information is available that is reviewed by segment management. The Company has evaluated its acquired businesses and related operations in accordance with FASB ASC Topic 350, and has determined that such businesses constitute two reporting units.

For the annual goodwill impairment, the Company has the option of assessing qualitative factors to determine whether it is more likely than not that the carrying amount of a reporting unit exceeds its fair value or performing a quantitative goodwill impairment test. Qualitative factors considered in the assessment include industry and market considerations, the competitive environment, overall financial performance, changing cost factors such as labor costs, and other factors specific to a reporting unit such as change in management or key personnel.  If the Company elects to perform the qualitative assessment and concludes that it is more likely than not that the fair value of the reporting unit is more than its carrying amount, then goodwill is not considered impaired and the quantitative impairment test is not necessary.  If the Company’s qualitative assessment concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying amount, the Company will perform the quantitative impairment test, which compares the fair value of the reporting unit to its carrying amount. If the fair value of the reporting unit exceeds the carrying amount of the net assets assigned to that reporting unit, goodwill is not considered impaired. However, if the fair value of the reporting unit is lower than the carrying amount of the net assets assigned to the reporting unit, an impairment charge is recognized equal to the excess of the carrying amount over the fair value.   Besides goodwill, the Company has no other intangible assets with indefinite lives.

During the Company’s annual impairment test of goodwill in 2020 and 2019, management performed a Step 0 qualitative assessment to determine whether it is more likely than not that the fair value of the reporting units are less than their carrying value.  Based on this assessment the Company did not identify any indications of impairment, and no adverse events have occurred since the measurement date.

Capitalized Software Development Costs

The Company capitalizes certain development costs incurred in connection with software development for new products and services. Costs incurred in the preliminary stages of development are expensed as incurred. Once the software has reached the development stage, internal and external costs, if direct and incurred for adding incremental functionality to the Company’s platform, are capitalized until the software is substantially complete and ready for its intended use. Capitalization ceases upon completion of all substantial testing. These software development costs are recorded as part of property and equipment.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Capitalized software development costs are amortized on a straight-line basis to cost of revenues-subscription services over the technology’s estimated useful life, which is generally four years. During the years ended December 31, 2020 and 2019, the Company capitalized $578, and $899, respectively, in software development costs. The Company began amortizing a portion of software development costs associated with completion and use of a new product in 2019 and included approximately $415 and $128 in depreciation and amortization for the years ended December 31, 2020 and 2019, respectively.

Costs incurred in the maintenance and minor upgrade and enhancement of the Company’s software platform without adding additional functionality are expensed as incurred.

Accrued Expenses and Other

Accrued expenses includes items for which vendor invoices have not been received, as well as accrued compensation (including commissions).  For the year ended December 31, 2020, the Company had accrued expenses of $11,749, accrued compensation of $9,513, accrued professional services fees and other of $3,569 and accrued expenses associated with the Business Combination of $1,510, which are expected to be paid in the subsequent twelve months.  For the year ended December 31, 2019 the Company had accrued expenses of $5,595, accrued compensation of $5,715 and accrued professional fees and other of $3,068.

Business Combinations

The Company applies the provisions of FASB ASC Topic 805, Business Combinations, in the accounting for its acquisitions. It requires the Company to recognize separately from goodwill the assets acquired and the liabilities assumed at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, its estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s Statements of Operations and Comprehensive Loss. The direct transaction costs associated with the business combinations are expensed as incurred.

In 2020, the Company adopted the provisions of FASB Accounting Standards Update No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. The amendments in this update require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period with a corresponding adjustment to goodwill in the reporting period in which the adjustment amounts are determined. The effect on earnings of changes in depreciation, amortization or other income effects, if any, as a result of the change to the provisional amounts will be recorded in the same period’s financial statements, calculated as if the accounting had been completed at the acquisition date.  No such adjustments occurred during 2020 or 2019.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from customer relationships, covenants not to compete and acquired developed technologies, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Other estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed, as more fully discussed in Note 3.

Leases

The Company occupies all of its operating facilities and offices under various leases, which are accounted for as operating leases in accordance with FASB ASC Topic 840, Leases. The leases include scheduled base rent increases over the term of the leases. The Company recognizes rent expense from operating leases with periods of free and scheduled rent increases on a straight-line basis over the applicable lease term. The Company considers lease renewals when such renewals are reasonably assured. From time to time, the Company may receive construction allowances from its lessors. In accordance with the requirements of FASB ASC Topic 840, these amounts are recorded as deferred liabilities and amortized over the remaining lease term as an adjustment to rent expense.  At December 31, 2020 and 2019, the deferred rent liability totaled $2,598 and $2,361, respectively, in the accompanying Balance Sheets.  This deferred rent liability consists of an accrual of $99 and $179 in accrued expenses and other at December 31, 2020 and 2019, respectively, and $2,499 and $2,182 of other long-term liabilities at December 31, 2020 and 2019, respectively.  As further discussed in Note 12, the Company also has an other long-term liability of $4,794 and $5,181 as of December 31, 2020 and 2019 associated with landlord incentives for leasehold improvements for a leased facility.

The Company leases certain equipment under capital lease agreements. The assets held under capital leases and the related obligations are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets held under capital lease. The related assets are depreciated over the shorter of the terms of the leases, or the estimated useful lives of the assets.

Stock Based Compensation

The Company recognizes expense for the estimated fair value of stock based compensation awards on a straight-line basis over the award’s vesting period. The fair value of equity-based payment awards are estimated on the date of grant using an option-pricing model. The Company determines the fair value of stock options using the Black-Scholes model, which requires the Company to estimate key assumptions such as stock price volatility, expected terms, risk-free interest rates and dividend yield. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s Statements of Operations and Comprehensive Loss.

The Company recognizes compensation expenses for the value of its awards, which have graded vesting based on service conditions, using the straight-line method, over the requisite service period of each of the awards, net of estimated forfeitures.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The Company estimates the fair value of the underlying securities for stock-based awards issued in 2020, 2019 and 2018 on a quarterly basis considering the value indications provided by both the income approach - the discounted cash flow analysis, as well as the market approach - a guideline public company analysis and a guideline transaction analysis. Calculating the fair value of the stock-based options requires the input of subjective assumptions, including the expected term of the stock-based awards and stock price volatility. The Company estimates the expected life of stock options granted based on its historical experience, which the Company believes is representative of the actual characteristics of the awards. The Company estimates the volatility of the common stock on the date of grant based on the historic volatility of comparable companies in its industry. The Company selected the risk-free interest rate based on yields from United States Treasury zero-coupon issues with a term consistent with the expected life of the awards in effect at the time of grant. The Company has never declared nor paid any cash dividends on common stock and has no plan to do so. Consequently, it used an expected dividend yield of zero.

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising costs amounted to $143, $24 and $37 in 2020, 2019 and 2018, respectively, and are recorded as a component of Sales and marketing expense in the accompanying statements of operations.

Research and Development

Research and development expense primarily consist of salaries, incentive compensation, stock-based compensation and other personnel-related costs for development, network operations and engineering personnel. Additional expenses include costs related to development, quality assurance and testing of new technology, maintenance and enhancement of the Company’s existing technology and infrastructure, as well as consulting, travel and other related overhead. The Company expenses these costs in the same period that the costs are incurred.

Debt Issuance Costs

The Company incurred certain third party costs in the current and prior years, including the issuance of warrants, in connection with its loan and security agreement. These costs are amortized to interest expense over the term of the loan using the effective interest rate method.  The unamortized debt issuance costs as of December 31, 2020 and 2019 are recorded as a reduction of the associated debt in the accompanying Balance Sheets.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires deferred tax assets and liabilities to be recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts and their respective tax bases, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be reversed. Changes to enacted tax rates would result in either increases or decreases in the provision for income taxes in the period of changes.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The Company reduces the measurement of a deferred tax asset, if necessary, by a valuation allowance if it is more likely than not that the Company will not realize some or all of the deferred tax asset. As a result of the Company’s historical operating performance and the cumulative net losses incurred to date, the Company does not have sufficient objective evidence to support the recovery of the net deferred tax assets. Accordingly, the Company has established a valuation allowance against net deferred tax assets for financial reporting purposes because the Company believes it is not more likely than not that these deferred tax assets will be realized.

The Company records uncertain tax positions on the basis of a two-step process whereby (1) it determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position; and (2) for tax positions that meets the more-likely-than-not recognition threshold, the Company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with the relevant tax authority. Significant judgment is required in evaluating the Company’s tax position. Settlement of filing positions that may be challenged by tax authorities could impact the income tax position in the year of resolution. The Company had no material uncertain tax positions at December 31, 2020 and 2019.

The Company classifies interest and penalties related to unrecognized income tax benefits in income tax expense. The Company has not accrued any interest or penalties as of December 31, 2020 and 2019.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs of $2,845 were accrued and unpaid as of December 31, 2020 and consisted principally of professional, printing, filing, regulatory and other costs that will be charged to additional paid-in capital upon completion of the business combination.

Recent Accounting Pronouncements

Accounting pronouncements issued and adopted

On January 1, 2020, the Company adopted ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”). ASU 2016-18 amends ASC 230 to add or clarify guidance on the classification and presentation of restricted cash in the statement of cash flows. The new standard requires cash and cash equivalents balances on the statement of cash flows to include restricted cash and cash equivalent balances. ASU 2016-18 requires a company to provide appropriate disclosures about its accounting policies pertaining to restricted cash in accordance with GAAP. Additionally, changes in restricted cash and restricted cash equivalents that results from transfers between cash, cash equivalents, and restricted cash and restricted cash equivalents are not to be presented as cash flow activities in the statement of cash flows. The adoption of ASU 2016-18 did not have a material impact on the Company’s financial position, results of operations, cash flows, or disclosures. However, subsequent to the adoption of ASU 2016-18, in connection with our Financing Agreement (Note 8), a cash amount of $3,277 was pledged as security for our outstanding letters of credit and classified as restricted cash in the accompanying December 31, 2020  balance sheet and included in the ending cash, cash equivalents and restricted cash in the statement of cash flows for the twelve months ended December 31, 2020.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The new guidance was effective for the Company beginning January 1, 2020 and was not material to the financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820)”, which modifies, removes and adds certain disclosure requirements on fair value measurements. The new guidance was effective for the Company on January 1, 2020 and was not material to the financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Accounting pronouncements issued but not yet adopted

In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (“Topic 842”) which outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize almost all of their leases on the balance sheet by recording a lease liability and corresponding right-of-use assets for all leases with lease terms greater than 12 months. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. As per the latest ASU 2020-05, issued by FASB, the entities who have not yet issued or made available for issuance the financial statements as of June 3, 2020 can defer the new guidance for one year, thus the Company expects to adopt this guidance for the annual reporting period beginning January 1, 2022, and interim reporting periods within annual reporting period beginning January 1, 2023, and will require application of the new accounting guidance at the beginning of the earliest comparative period presented in the year of adoption, although it may be required to adopt this guidance effective for the year ended December 31, 2021. The Company is in the process of evaluating the impact that the pronouncement will have on the financial statements.

In June 2016, FASB issued ASU 2016-13 Financial Instruments - Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. As per the latest ASU 2020-02, FASB deferred the timelines for certain small public and private entities, thus the new guidance will be adopted by the Company for the annual reporting period beginning January 1, 2023, including interim periods within that annual reporting period. The standard will apply as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact of the adoption of ASU 2016-13 on the financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” which simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test and requires an entity to write down the carrying value of goodwill up to the amount by which the carrying amount of a reporting unit exceeds its fair value. The standard is effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years and early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently evaluating the impact of this standard on the financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

In August 2018, the FASB issued ASU 2018-15, “Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract,” which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). This new guidance will be effective for the Company for annual reporting period beginning January 1, 2021 and interim periods beginning January 1, 2022. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.

In November 2019, the FASB Issued ASU 2019-08, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which requires share-based payment awards granted to a customer to be measured and classified in accordance with Topic 718. Accordingly, the amount that will be recorded as a reduction in the transaction price should be based on the grant-date fair value of the share-based payment award. As an emerging growth company, ASU 2019-08 may be adopted by the Company effective in fiscal years beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2020; however, early adoption is permitted. This new guidance will be effective for the Company for annual reporting period beginning January 1, 2021 and interim periods beginning January 1, 2022. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.

In December 2019, the FASB issued Accounting Standards Update (“ASU”) 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.” The ASU is intended to simplify various aspects related to accounting for income taxes. The Company is expecting to adopt the guidance from annual periods beginning after December 15, 2021 and interim period beginning December 15, 2022. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)” to simplify the accounting for convertible instruments by eliminating large sections of the existing guidance and eliminating several triggers for derivative accounting, including a requirement to settle certain contracts by delivering registered shares.  This update is effective for fiscal years beginning after December 15, 2021, including interim periods within those years, and early adoption is permitted for years beginning after December 15, 2020. The Company is currently evaluating the impact that the pronouncement will have on the financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

3.  Acquisitions

Second Phase

On April 12, 2019, the Company entered into an Asset Purchase Agreement with Second Phase, LLC (“Second Phase APA”) and paid cash consideration of $6,335, net of cash acquired, to purchase 100% of the assets and assume certain liabilities of a business known as Second Phase, a business based in Colorado.  Second Phase operates a SaaS platform that delivers customer eCommerce and Product Information Management (PIM) solutions for businesses that enables them to create web based platforms and other tools for efficiently accepting customer orders and promoting their products, integrating with information in their existing ERP.  The Company accounted for the acquisition of Second Phase using the acquisition method of accounting in accordance with ASC 805.  The process for estimating the fair values of identifiable intangible assets and certain intangible assets requires the use of management judgment, significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs and timing consistent with those assumptions used by a market participant.  The aggregate purchase price of $8,532 consisted of:

(i) cash paid at closing in April 2019, net of amounts acquired, of $6,335.

(ii) $1,131 of deferred purchase price in the form of an interest bearing note payable at a rate of 2.52% per annum to the sellers, payable in principal of $750 and $500 on the one year and two year anniversary of the acquisition date, respectively, as a source for the satisfaction of indemnification obligations owed to the Company.  The year one holdback amount was subsequently reduced for the first payout by amount of the post-closing working capital adjustments of $225, and the net amount of $524 was paid in cash in April 2020.

(iii) earnouts in each of the first three full years commencing May 1, 2019, based on meeting certain recurring revenue growth and profitability targets.  These annual earnouts are subject to a minimum profitability threshold, as defined in the Second Phase APA, and pay out a percentage of the growth in recurring subscription revenue from the prior annual period, less the defined minimum profitability threshold.  Additionally, the sellers were entitled to a new customer earnout for 2019 based on the cumulative monthly subscription value for new customer contracts signed during 2019.  The earnouts were recorded at their fair value of $1,066, using a Monte-Carlo simulation methodology as of the acquisition date on the revenues and profitability metric, using risk adjusted growth rates and volatility of 9.6% for revenue and 33% for the profitability metric.

In the final allocation of the purchase price, which is set forth below, the Company recognized $4,877 of goodwill which arose primarily from the synergies in its business and the assembled workforce. The goodwill is deductible for US income tax purposes. Second Phase’s operating results have been included in the Company’s operating results from and after the date of the acquisition.  In connection with the Second Phase acquisition, the Company incurred $265 of acquisition related costs, which are included in general and administrative expenses in the 2019 Statement of Operations.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The allocation of the Second Phase acquisition purchase price as of April 2019 was as follows:

Other current assets	$499
Property and equipment	30
Customer relationships	2,360
Technology	740
Non-compete agreements	720
Tradename	160
Goodwill	4,877
Other current liabilities	(54)
Deferred revenue liability	(800)

Total purchase price	$8,532

The revenues and earnings of the acquired business have been included in the Company’s results since the acquisition date and are not material to the Company’s financial results. Pro forma results of operations for this acquisition have not been presented as the financial impact on the Company’s financial statements would not be material.

Credit2B

On April 19, 2018, the Company paid aggregate cash consideration of $16,500 to purchase the assets and assume certain liabilities of a business known as Credit2B, which provides technology for use by businesses for credit decisioning, credit scoring, credit monitoring and automated credit applications.  The Company accounted for the acquisition of Credit2B using the acquisition method of accounting in accordance with ASC 805.  The process for estimating the fair values of identifiable intangible assets and certain intangible assets requires the use of management judgment, significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs and timing consistent with those assumptions used by a market participant.  The aggregate purchase price of $16,278 was paid in cash at closing in April 2018 (of which $825 was held in escrow for 12 months from the date of the acquisition as a source for the satisfaction of indemnification obligations owed to the Company, which was released in full to the seller in April 2019), net of working capital adjustments of $222 which were paid in November 2018.

There were no earnouts or other contingent consideration involved in the transaction.  In connection with the Credit2B acquisition, the Company incurred $116 of acquisition related costs, which are included in general and administrative expenses in the 2018 Statement of Operations.

In the final allocation of the purchase price, which is set forth below, the Company recognized $13,714 of goodwill which arose primarily from the synergies in its business and the assembled workforce. The goodwill is deductible for US income tax purposes. Credit2B’s operating results have been included in the Company’s operating results from and after the date of the acquisition.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The allocation of the Credit2B acquisition purchase price as of April 2018 was as follows:

Other current assets	$615
Property and equipment	56
Customer relationships	2,100
Technology	800
Non-compete agreements	710
Tradename	10
Goodwill	13,714
Other current liabilities	(403)
Deferred revenue liability	(1,324)
Total purchase price	$16,278

Contingent Consideration

The Company records contingent consideration in the accompanying Balance Sheets related to  acquisitions that have future payments due after the closing date.

The following table presents the changes in the Company’s contingent consideration liabilities for the years ended December 31, 2020 and 2019:

Ending balance, December 31, 2018 (current and long-term liabilities)	$—
Contingent Consideration attributable to the Second Phase acquisition	1,066
Ending balance, December 31, 2019 (current and long-term liabilities)	$1,066
Fair value adjustments to contingent consideration	(406)
Ending balance, December 31, 2020 (current and long-term liabilities)	$660

4.  Revenue from Contracts with Customers

Contract Balances

The timing of revenue recognition, billings and collections may result in billed account receivables and customer advances and deposits (contract liabilities). The Company’s payment terms and conditions vary by contract type, although terms generally include a requirement of payment of 25% to 100% of total contract consideration upon signing and receipt of an invoice or within 30 days, depending upon the solution and negotiated terms. In instances where the timing of revenue recognition differs from the timing of invoicing, the Company has determined that its contracts generally do not include a significant financing component.

The amount of revenue recognized during the year ended December 31, 2020 that was included in the deferred revenue balance at the beginning of the period was $11.9 million. The amount of revenue recognized during the year ended December 31, 2019 that was included in the deferred revenue balance at the beginning of the period was $10.4 million.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Remaining Performance Obligations

On December 31, 2020, the Company had approximately $33.2 million of remaining performance obligations that are unsatisfied (or partially unsatisfied), primarily from multi-year contracts for the Company’s services, which includes both the deferred revenue balance and amounts that will be invoiced and recognized as revenue in future periods. The Company expects to recognize approximately 90% of its remaining performance obligations as revenue in within the next three years, and the remainder thereafter.

The Company applies the practical expedient and excludes a) information about remaining performance obligations that have an original expected duration of one year or less and b) transaction price allocated to unsatisfied performance obligations for which variable consideration is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation in accordance with the series guidance.

5.   Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation. The three-tiers are defined as follows:

•	Level 1: Observable inputs based on unadjusted quoted prices in active markets for identical assets or liabilities;

•	Level 2: Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3: Unobservable inputs for which there is little or no market data requiring the Company to develop its own assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level to classify them for each reporting period. This determination requires significant judgments to be made. The following table summarizes the conclusions reached as of December 31, 2020 and 2019:

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

	December 31, 2020
	Balance	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents(1)	$14,642	$14,642	$—	$—
Short-term investments	—	—	—	—
Restricted Cash	3,277	3,277	—	—
	$17,919	$17,919	$—	$—
Liabilities:
Contingent consideration(2)	$660	$—	$—	$660
Warrants to purchase Series C Preferred stock(3)	1,172	—	—	1,172
	$1,832	$—	$—	$1,832

	December 31, 2019
	Balance	Level 1	Level 2	Level 3
Assets:
Cash and cash equivalents(1)	$4,736	$4,736	$—	$—
	$4,736	$4,736	$—	$—
Liabilities:
Contingent consideration(2)	$1,066	$—	$—	$1,066
Warrants to purchase Series C Preferred stock(4)	246	—	—	246
	$1,312	$—	$—	$1,312

(1) As of December 31, 2020 and 2019, cash and cash equivalents included money market obligations measured at fair value using Level 1 inputs.

(2)The Company’s business acquisition of Second Phase (discussed in Note 3) is included in contingent consideration. The Company’s valuation of the fair value of contingent consideration related to Second Phase at December 31, 2020 was based on management’s expectations of the achievement of targets related to the contingent consideration.

(3) As of December 31, 2020, the Company had outstanding warrants to purchase Series C Preferred stock, as described in Note 9.  The determination of the fair value of the warrants was estimated using a Black-Scholes option pricing model with the following assumptions:  Stock price for Series C Preferred stock of $94.22; term of 3.5 years; risk-free rate of 0.21%; volatility of 52%; and a dividend yield of 0.0%.

(4) As of December 31, 2019, the fair value of the warrants to purchase Series C Preferred stock was estimated using a Black-Scholes option pricing model with the following assumptions:  Stock price for Series C Preferred stock of $27.53; term of 4.5 years; risk-free rate of 1.67%; volatility of 47%; and a dividend yield of 0.0%.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Assets Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs
(Level 3)

The following tables presents the changes in the Company’s Level 3 instruments measured at fair value on a recurring basis for the years ended December 31, 2020 and 2019:

Warrants Liability:
Ending balance, December 31, 2018	$234
Change in fair value (1)	12
Ending balance, December 31, 2019	$246
Change in fair value (1)	926
Ending balance, December 31, 2020	$1,172

Contingent Consideration:
Ending balance, December 31, 2018 (current and long-term liabilities)	$—
Contingent Consideration attributable to the Second Phase acquisition	1,066
Ending balance, December 31, 2019 (current and long-term liabilities)	$1,066
Fair value adjustments to contingent consideration	(406)
Ending balance, December 31, 2020 (current and long-term liabilities)	$660

(1) Amount is included in other expense in the accompanying Statements of Operations and Comprehensive Loss.

6.   Goodwill and Intangible Assets, net

The following table represents the changes in goodwill:

Ending balance, December 31, 2018	$32,079
Additions from acquisition	4,877
Ending balance, December 31, 2019	$36,956

The increase in the carrying amount of goodwill of $4,877 in 2019 was attributable to the acquisition of Second Phase.  There carrying value of goodwill as of December 31, 2020 was unchanged from the prior year.  All of our goodwill is attributable to our Software and Payments segment as of December 31, 2020 and 2019.

The weighted average useful life, gross carrying value, accumulated amortization, and net carrying value of intangible assets as of December 31, 2020 and 2019 are as follows:

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

	December 31, 2020
	Weighted Average Useful Life	Gross Carrying Value	Accumulated amortization	Net
Customer relationships	12.2 years	$16,350	$(8,698)	$7,652
Non-compete agreements	5.0 years	1,460	(660)	800
Trademarks and trade names	6.0 years	160	(47)	113
Technology	6.0 years	1,540	(571)	969
Total		$19,510	$(9,976)	$9,534

	December 31, 2019
	Weighted Average Useful Life	Gross Carrying Value	Accumulated amortization	Net
Customer relationships	11.4 years	$21,340	$(12,037)	$9,303
Non-compete agreements	5.4 years	1,860	(768)	1,092
Trademarks and trade names	6.6 years	350	(210)	140
Technology	6.0 years	4,724	(3,499)	1,225
Total		$28,274	$(16,514)	$11,760

Aggregate amortization expense for identified intangible assets with definite useful lives for the year ended December 31, 2020, 2019 and 2018 amounted to $2,226, $3,214 and $3,919, respectively, and are included in Depreciation and Amortization in the accompanying Statements of Operations and Comprehensive Loss.  During 2020, amounts that were fully amortized were removed from the Company’s records resulting in no net impact to the Company’s financial statements.

Estimated amortization expense for the next five years and thereafter as of December 31, 2020 is as follows:

2021	$1,825
2022	1,269
2023	1,174
2024	930
2025	737
Thereafter	3,599
Total	$9,534

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

7.   Property and Equipment, net

Property and equipment, net consists of the following as of December 31 of each year:

	2020	2019
Assets held under capital leases – computer, print and mail equipment and software	$3,752	$3,746
Computer, print and mail equipment	7,998	7,043
Furniture and fixtures	4,073	4,040
Leasehold improvements	12,120	12,071
Software	1,437	1,349
Vehicles	115	115
Internal software development	2,644	2,067
Construction in progress	79	24
	32,218	30,455
Less: accumulated depreciation and amortization	(15,568)	(12,170)
Total	$16,650	$18,285

Depreciation and amortization expense of property and equipment was $3,398, $2,667 and $2,122 in 2020, 2019 and 2018, respectively, and includes $305, $234 and $125 relating to software and $290, $182 and $249 relating to print equipment in 2020, 2019 and 2018 respectively, for property and equipment used in the Company’s print facilities. Included in accumulated depreciation and amortization as of December 31, 2020, 2019 and 2018, respectively, is $3,519, $3,183 and $2,854 related to assets held under capital leases, including amounts for equipment that was subsequently purchased at the end of the lease term.  During 2019, the Company had write-offs of $165 of fully depreciated assets that were no longer in service.  The Company had no write-offs or material disposals of fixed assets during 2020 and 2018.

8.   Current and Long-Term Debt and Capital Lease Obligations

Current and long-term debt and capital lease obligations consist of the following as of December 31 of each year:

December 31,	2020	2019
Term Loan	$44,663	$5,833
Unamortized debt issuance costs	(1,234)	(67)
Revolving Facility Line of Credit	—	22,750
Capital lease obligations	246	502
Subtotal	43,675	29,018
Less: current portion, net of unamortized debt issuance costs	(380)	(876)
	$43,295	$28,142

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

2020 Financing Agreement

On January 17, 2020, the Company entered into a Financing Agreement with TPG Specialty Lending, Inc. (“TSL”) as administrative agent and lender and Wells Fargo Bank, N.A. (“Wells”, and with TSL, the “2020 Lenders”) for a $72.5 million facility, secured by substantially all the assets of the Company (the “2020 Financing Agreement”).  In connection therewith, the outstanding Term Loan and Revolver under the PacWest Bank Credit Agreement of $28.3 million was paid in full along with related interest and all liens released. Existing Letters of Credit of $3,154 issued by PacWest Bank remained outstanding as of the date of the transaction and were collateralized by cash of $3,274 which will be treated as restricted cash until the underlying Letters of Credit are released.

The 2020 Financing Agreement consisted of the following facilities, all of which mature on January 17, 2025 (“Maturity Date”):

(i) an Initial Term Loan of $45.0 million, which was drawn at closing and used to pay off the PacWest Bank Credit agreement.  Principal payments on the Initial Term Loan are due in equal installments of 0.25% of the initial principal amount commencing June 30, 2020 and on the last business day of each quarter thereafter, with the remaining amount due on the Maturity Date

(ii) a Delayed Draw Term Loan (“DDTL”) of up to $20.0 million, which is available to draw in minimum increments through July 17, 2021, which after drawn, cannot be repaid without permanently reducing the amount available.

(iii) a Revolving Commitment facility (“Revolver”) of $7.5 million, including a sub-limit of up to $4.0 million for issuing additional letters of credit.  The Revolver may be repaid and re-borrowed until the Maturity Date.

The Initial Term Loan and DDTL may be prepaid from time to time by the Company.  Once an amount is prepaid, it may not be reborrowed except for the Revolver.  Prepayments are subject to a premium on the principal amount repaid of 3.0% in the first 24 months (2.25% in months 13 through 24 if a change in control occurs, as defined); 1.0% in months 25 to 36, and  0% thereafter.   Mandatory prepayments are required upon the occurrence of certain events, as defined in the 2020 Financing Agreement.

The Company incurred certain fees to the Lenders in connection with the 2020 Financing Agreement, including an upfront facility fee of 1.50% of the principal amount of the Initial Term Loan and Revolver, and 0.75% of the DDTL (with another 0.75% due if any funding occurs under the DDTL), and legal and due diligence costs of the 2020 Lenders and the Company.  On a quarterly basis, a commitment fee of 0.50% per annum is payable to the 2020 Lenders on the unfunded amount of the Revolver and DDTL, computed on a daily basis.  Interest is incurred on the 2020 Financing Agreement based on the Company’s periodic election of either:

(i) LIBOR (or equivalent) rate, for a 1 month, 2 month or 3 month period, at an interest rate per annum of the relevant LIBOR rate for the selected period, with a floor of 1.50%, plus the Applicable Margin of 7.00% per annum.  The minimum rate for LIBOR loans is 8.50%.

(ii) Base Rate - defined as the greater of (a) the Prime rate, (b) the Federal Funds Effective Rate plus 1/2 of 1%, (c) the Adjusted LIBOR Rate, or (d) 4.00%, plus the Applicable Margin of 6.00% per annum.  The minimum rate for Base Rate loans is 10.00%.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The Financing Agreement contains typical reporting and related covenants, as well as financial covenants.  The financial covenants based on the most recent quarter’s annualized recurring revenue, which increases from $78.0 million as of March 31, 2020 to $125.0 million as of December 31, 2023 through the Maturity Date.  Additionally, there is a Minimum Liquidity covenant based on the unrestricted cash balance plus availability under the Revolver, which must exceed the greater of (i) $5.0 million or (ii) the Cash Burn, as defined, for the prior six month period as of the last quarterly reporting date.

As noted in Note 17, subsequent to December 31, 2020, the Company repaid the entire amount due under the Initial Term Loan, along with a prepayment penalty, and extinguished the entire 2020 Financing Agreement.

Loan Agreement and Credit Agreement

In prior years, the Company entered into a loan and security agreement (“the Loan Agreement”) with Square 1 Bank, which was a subsidiary of and subsequently renamed to Pacific Western Bank (“Square 1 Bank” or “PacWest Bank”) in 2019.  From time to time the Loan Agreement was amended mainly to provide for additional borrowing capacity in the form of term loans and increased borrowing limits.

In connection with an amended Loan Agreement, in July 2014, the Company issued to PacWest Bank a warrant to purchase 14,527 shares of the Company’s Series C Preferred stock with an exercise price $13.77 per share and an expiration date of July 10, 2024. The warrant is exercisable in whole or in part at any time, and automatically converts to Series C Preferred stock in a cashless conversion if not exercised prior to the expiration date. The warrants issued to PacWest Bank for the purchase of Preferred stock have been included in other liabilities due to the contingently redeemable terms of the underlying Preferred stock, and are being remeasured at each reporting period with changes to fair value reflected in other income (expense) in the Statements of Operations and Comprehensive Loss, which totaled expense of $(926), $(12) and $(54) in 2020, 2019 and 2018, respectively.

On October 19, 2017, the prior Loan Agreement was modified and a new Senior Syndicated Credit Agreement (“Credit Agreement”) was entered into with PacWest Bank as Agent, and another bank as loan party (collectively, the “Lenders”).  The initial aggregate borrowing limit was $40,000, with the option to increase to $50,000 upon certain conditions and approvals from the Banks.  The Credit Agreement contained a Revolving Facility of up to $40,000 that was to mature in October 2020, and an initial $10,000 term loan maturing on October 18, 2021.  The Company incurred certain fees to the Lenders including a 0.25% Commitment fee, and along with other fees which were recorded as deferred financing costs and amortized to interest expense over the term of the Term Loan.  The Revolving Facility and Term Loan interest rates  were tiered based on Liquidity (defined as cash on hand plus Availability under the Revolving Facility), ranging from Prime plus 0.75% to 1.00% for the Revolving Facility and the Prime Rate plus 1.00% to 1.25% for the Term Loan.

Principal payments under the Term Loan commenced in October 2018 equally over a 36 month period.   As of December 31, 2019, the interest rate on the Term Loan was 6.00% and the interest rate on the Revolving Facility was 5.75%.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The terms of the Credit Agreement, as amended, allow for a limit of $5,000 for Ancillary Services, of which the Company had issued on its behalf Letters of Credit in the aggregate amount of $3,104 and $3,185 as of December 31, 2020 and December 31, 2019, respectively in lieu of security deposits related primarily to the Company’s leases. The issued letters of credit as of December 31, 2020 are collateralized by cash deposits held at PacWest Bank and are presented as restricted cash in the accompanying balance sheets.

The Credit Agreement was collateralized by all of the assets of the Company, except assets under capital leases, customer funds and all intellectual property now or ever owned by the Company.

Covenant Compliance

As required under the 2020 Financing Agreement and the prior Credit Agreement, the Company is required to maintain certain financial and operating performance metrics targets as defined in each agreement.  At December 31, 2020 and 2019, the Company was in compliance with its required debt covenants.

In January 2020, the Company extinguished the Credit Agreement as part of a refinancing.  Since the Company paid off the Loan Agreement in full in January 2020 and replaced it with long term debt that exceeded the amount outstanding, all amounts were classified as long-term debt in the accompanying Balance Sheet as of December 31, 2019, except for the amounts that would be due in 2020 under the new 2020 Financing Agreement.  Future minimum principal payments due for amounts outstanding under the Credit Facility at December 31, 2020, were as follows.

2021	$450
2022	450
2023	450
2024	450
2025	42,863
Thereafter	—
Total	$44,663

The Company determines that Loan Agreement is classified as Level 2 and the relevant fair value approximates its carrying amount since it bears interest at rates that approximate current market rates.

Capital Leases

In current and prior years, the Company entered into several equipment leases to finance equipment purchases, under which $246 remained outstanding as of December 31, 2020. These have been accounted for as capital leases.

9.   Redeemable Preferred Stock and Stockholders’ Equity

In October 2006, the Company issued 1,991,733 shares of Series A Preferred stock to Edison Fund V SBIC, LP (“Edison Fund”) at $2.0083 per share, for aggregate gross proceeds of $4,000 to fund working capital requirements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Concurrent with the October 2006 sale of Series A Preferred stock to Edison Fund, the Company converted $964 carrying value of promissory notes into 227,832 shares of Series A-1 Preferred stock, 409,473 shares of Series A-2 Preferred stock, and 507,812 shares of common stock. The promissory notes were converted pursuant to their original conversion terms.

On May 10, 2018, Edison Fund transferred their entire ownership of the Series A stock in a private transaction to W Capital Partners III, L.P. WCP Holdings IV, L.P. and W Capital Greenwich LLC (collectively “W Capital Partners”).

In November 2012, the Company issued 2,875,755 shares of Series B Preferred stock to Bain Capital Venture Fund 2012, L.P. and certain of its affiliates (“Bain Investors”) at $8.6934 per share, for gross proceeds of $25,000 to fund working capital requirements.

Concurrent with the November 2012 sale of Series B Preferred stock to Bain Investors, the Company approved the repurchase of certain outstanding shares of common stock and Series A, A-1 and A-2 Preferred stock for an aggregate purchase price of up to $12,500.

The Company’s amended articles of incorporation consider all shares repurchased as automatically retired.

In July 2014, the Company issued 508,433 shares of Series C Preferred stock to the Bain Investors at $13.7678 per share for gross proceeds of $7,000 to fund working capital requirements.

In April 2015, the Company issued 1,259,965 shares of Series D Preferred stock to certain investors at $19.8418 per share for gross proceeds of $25,000 to fund working capital requirements. The Series D Preferred stock has substantially the same terms as the Series C Preferred stock.

In May 2017, the Company received gross proceeds of $50 million in connection with the issuance of 2,085,549 shares of Series E Preferred Stock, with a 6.5% dividend rate and terms substantially similar to the other Series B, C and D preferred stock, to new third party investors at a price per preferred share of $23.9745, the proceeds of which were partially used to repurchase 706,768 shares of outstanding common stock from employees and third parties at a price per share of $17.98, for cash of $12,707, as approved by the Board of Directors and the Series E holders.  Additionally, in connection with the Series E issuance, the Series B and Series C holders agreed to convert their accrued but unpaid dividends into shares of Series E Preferred Stock at a price per share of $23.9745, resulting in the issuance of an additional 361,774 shares of Series E Preferred Stock and the extinguishment of accrued dividends totaling $8,673.

In July, 2017, the Company issued 104,277 shares of Series E Preferred Stock in exchange for $2.5 million (a price of $23.9745 per share).  In August, 2017, the Company issued an additional 104,277 shares of Series E Preferred Stock in exchange for $2.5 million (a price of $23.9745 per share).

All of the preferred stock equity investments were recorded based on the proceeds received from the sales, which the Company considers to approximate its fair value at the date of each transaction, as agreed between the parties to the transaction.  Direct costs incurred in connection with each transaction were accounted for as a reduction in the proceeds of the Preferred stock as a discount. The stock issuance costs associated with the various preferred stock investments are amortized as part of the accretion of the carrying amount of the Preferred stock to each series full redemption amount over a 5-year period from each issuance date, pursuant to FASB ASC Topic 480-10.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

As of December 31, 2020, a warrant for 14,527 shares of Series C Preferred stock is outstanding related to the issuance of debt to a lender as more fully discussed in Note 8.

Redemption Rights

All outstanding shares of preferred stock shall be redeemed by the Company at a price equal to the applicable original issue price per share plus all cumulative accrued and unpaid dividends thereon (“the Redemption Price”), in eight equal quarterly installments commencing 60 days after receipt of notice of the election at any time on or after the date that is five (5) years from the original issue date of the Series E Preferred Stock, from at least 75% of the aggregate preferred stockholders. On the date of each such installment (“Redemption Date”), the Company shall redeem such preferred stock, on a pro rata basis in accordance with the number of shares of preferred stock owned by each holder. If the Company does not have sufficient funds legally available to redeem on any Redemption Date all shares of preferred stock to be redeemed on such Redemption Date, the Company shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares.

The Company shall redeem the remaining shares as soon as practicable after the Company has funds legally available. If the Company fails for any reason to redeem any shares of preferred stock by the date that is six (6) months following the date that such shares were required to be redeemed (‘‘Subject Shares’’), then the dividend rate applicable to such Subject Shares shall thereafter automatically increase to eight percent (8%) per annum.

Additionally, upon certain events related to a deemed liquidation event (e.g. merger, the sale of all of the Company’s assets, change of control, etc.), of which a change of control is considered outside the control of the Company, each holder of preferred stock is effectively entitled to receive an amount equal to the greater of: (1) the applicable original issue price for each share of Series of preferred stock, plus any unpaid accrued dividends or (2) the amounts the holders would have received if all shares of the various Series of preferred stock had been converted into common stock immediately prior to such change of control event.

Dividend Rights

All outstanding shares of preferred stock are entitled to receive dividends at the rate of 6.5% per annum accruing monthly, whether or not declared, and shall be cumulative but not compounding. Additionally, all preferred stock are entitled to participate in dividends paid on the common stock equal to the amount that would have been payable had such share been converted into common stock. As of December 31, 2020, 2019 and 2018, no dividends have been declared on preferred or common stock by the Board of Directors. As of December 31, 2020 and 2019, the accumulated balance of preferred stock dividends undeclared was as follows:

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

	2020		2019
	Cumulative Dividends	Dividend Rate	Cumulative Dividends	Dividend Rate

Series A	$3,045	1.87	$2,832	1.74
Series A-1	284	1.36	264	1.26
Series A-2	217	0.67	202	0.62
Series B	5,865	2.04	4,240	1.47
Series C	1,642	3.23	1,187	2.33
Series D	9,276	7.36	7,651	6.07
Series E	14,881	5.6	10,743	4.04
Total	$35,210		$27,119

Conversion Rights

All outstanding shares of preferred stock are convertible at any time at the option of the holder into common stock at a current ratio of 1:1, subject to certain anti-dilution protections which require adjustments in the conversion ratio if there is a future issuance of common stock without consideration or for a consideration per share less than the applicable conversion price immediately prior to the issuance. Effective upon the issuance of the Series E shares in May 2017, accrued but unpaid preferred dividends are only payable in cash upon conversion to common stock to the holders of the preferred Series A, A-1, A-2 and Series D shares (“Accruing Dividend Preferred Series”), but such accrued preferred dividends are not payable to the holders of the Series B, Series C and Series E Preferred Stock if and when converted to common stock. Additionally, all shares of preferred stock and any accrued but unpaid dividends payable in cash to the Accruing Dividend Preferred Series shareholders are subject to mandatory conversion upon either (a) the closing of the sale of shares of common stock in a public offering resulting in at least $70,000 of gross proceeds at a price per share of common stock of at least $41.3034 per share, or (b) a vote by at least 75% of the shareholders of the preferred stock outstanding.

Liquidation Rights

The holders of all outstanding shares of preferred stock are entitled to liquidation preferences equal to the original purchase price, plus all accrued but unpaid dividends. All series of preferred stock are equal in rank on liquidation preferences and senior to the common stock.

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment of all preferential amounts to the preferred stock shareholders, the remaining assets of the Company available for distribution shall be distributed among all the holders of the outstanding shares of preferred stock on a pro rata basis based on the number of shares held by each holder, subject to certain additional participation rights of the Series B Preferred shareholders. With respect to the shares of Series B Preferred stock, the holders of Series B Preferred stock shall receive as total preferential payments the greater of (a) $26.0802 per share, subject to anti-dilution provisions, and (b) the amounts the holders would have received if all shares of the Series B Preferred stock had been converted into Common Stock immediately prior to such liquidation event, including any cumulative accrued and unpaid dividends.

Preferred Stock Accounting Treatment

The preferred stock include redemption provisions at the option of the holders of the stock and upon a change of control, which are outside the Company’s control. Therefore, the preferred stock are presented as temporary equity in the mezzanine section of the balance sheet. The preferred stock have been recorded at their original issue price, net of issuance costs. The preferred stock are subject to accretion from their carrying value at the issuance date to their redemption price, which is based on the redemption right of the holders that may be exercised any time on or after the date that is five (5) years from the original issue date of the Series E Preferred Stock, using the effective interest method over five (5) years. Such accretion includes: (1) the accrual of dividends not currently declared or paid, but that may be payable upon redemption and (2) the amortization of any unamortized stock issuance costs related to the preferred stock.

The Company did not adjust the carrying values of the preferred stock to the liquidation values associated with a Liquidation Event as a Liquidation was not considered probable at either of the reporting dates. Subsequent adjustments to increase or decrease the carrying values to the ultimate liquidation values will be made only if and when it becomes probable that such a Liquidation Event will occur.

The carrying value and liquidation preference (including cumulative unpaid dividends) of each series of preferred stock is as follows as of December 31 of each year:

	2020
	Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	1,626,343	1,626,343	$6,450	$6,450
Series A-1	208,846	208,846	591	591
Series A-2	325,263	325,263	447	448
Series B	2,875,755	2,875,755	30,865	30,865
Series C	522,960	508,433	8,642	8,642
Series D	1,259,965	1,259,965	34,276	34,276
Series E	2,655,879	2,655,877	77,757	78,555
Total	9,475,011	9,460,482	$159,028	$159,827

	2019
	Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference

Series A	1,626,343	1,626,343	$6,237	$6,237
Series A-1	208,846	208,846	571	571
Series A-2	325,263	325,263	433	433
Series B	2,875,755	2,875,755	29,240	29,240
Series C	522,960	508,433	8,187	8,187
Series D	1,259,965	1,259,965	32,647	32,651
Series E	2,655,879	2,655,877	73,043	74,416
Total	9,475,011	9,460,482	$150,358	$151,735

10.  Incentive Compensation Plans

Incentive Compensation Plans

The Company adopted the 2003 Stock Incentive Plan, as amended and reapproved (together, the “2003 Plan”). The 2003 Plan provides for the granting of stock-based awards, including options and restricted stock to its employees, directors, advisers and consultants. The Board of Directors of the Company administers the 2003 Plan, awards grants and determines the terms of such grants at its discretion.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

In 2014, the 2003 Plan expired and the Company adopted the 2014 Incentive Compensation Plan (the “2014 Plan”). The Board of Directors of the Company shall administer the 2014 Plan until such time as an underwriting agreement is executed and priced in connection with an initial public offering of the common stock of the Company (Underwriting Date). Effective on the Underwriting Date, a committee of independent directors shall have the exclusive authority to administer the 2014 Plan, and the number and/or value of the awards granted and/or exercisable become subject to certain limitations. Additionally, upon a change of control, vesting and exercisability of the awards may be accelerated, subject to certain restrictions.

The 2014 Plan specifies three separate equity incentive programs - a Discretionary Grant Program for stock options or tandem stock appreciation rights; a Stock Issuance Program which allows for restricted stock awards or restricted stock units; and an Incentive Bonus Program for performance unit awards and special cash incentives.

The Discretionary Grant Program, under which eligible persons may be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock, includes incentive options that may only be granted to employees. The aggregate fair market value of the shares of common stock (determined as of the grant date) that may for the first time become exercisable during any one calendar year shall not exceed $100,000. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed 5 years measured from the option grant date. The Company granted incentive stock options under the 2014 Plan during 2019 and 2020.

There were no awards granted in 2019 or 2020 pursuant to the Stock Issuance Program or the Incentive Bonus Program.

The stock issuable under the 2014 Plan shall be shares of authorized but unissued or reacquired Common Stock, including treasury shares and shares repurchased by the Company on the open market. The number of shares of Common Stock reserved for issuance over the term of the Plan was initially limited to 366,164 shares, but was subsequently increased over the years based on approval by the Board of Directors.  As of January 1, 2019, an aggregate total of 1,286,164 shares were available for issuance.  During 2019, the Board of Directors of the Company increased the authorized shares to be issued pursuant to the 2014 Plan by an additional 200,000 shares, to a total of 1,486,164 shares which were subsequently approved by shareholders.  On February 5, 2020, the Board of Directors of the Company increased the authorized shares to be issued pursuant to the 2014 Plan by an additional 500,000 shares, for a total of 1,986,164 shares.  An increase of an additional 200,000 shares were authorized to be issues on May 12, 2020, for a total of 2,186,164 shares.

The number of shares of Common Stock available for issuance under the 2014 Plan shall automatically increase in connection with any public offering of new shares of Common Stock following the Underwriting Date by an amount equal to four percent (4%) of the total number of shares of Common Stock issued in connection with such offering. The maximum number of shares of Common Stock that may be issued pursuant to Incentive Options granted under the 2014 Plan shall not exceed the maximum approved shares. Such share limitation shall automatically be increased on the first trading day in January each calendar year by the number of shares of Common Stock added to the share reserve on that day.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Shares of Common Stock subject to outstanding awards made under the 2014 Plan shall be available for subsequent issuance under the 2014 Plan to the extent those awards are forfeited or cancelled for any reason prior to the issuance of the shares of Common Stock subject to those awards. Such shares shall be added back to the number of shares of Common Stock reserved for award and issuance under the Plan.

Stock Options

In accordance with FASB ASC Topic 718, the Company uses the Black-Scholes option pricing model to determine the fair market value of the stock options on the grant dates for all share awards. The Black-Scholes option pricing model requires the use of highly subjective and complex assumptions to determine the fair market value of stock-based awards, including the deemed fair market value of the underlying common stock on the date of grant and the expected volatility of the stock over the expected term of the related grants. The value of the award is recognized as expense over the requisite service periods on a straight-line basis in the Company’s Statements of Operations and Comprehensive Loss, and reduced for estimated forfeitures as applicable. FASB ASC Topic 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock option awards typically vest over two to four years and have a maximum term of ten years.

On April 16, 2020, as a result of the Covid-19 pandemic, the Company reduced the annual base salary of substantially all employees as a cost saving measure, which was expected to be in place through early 2021.  The Board of Directors of the Company approved a grant of 252,110 stock options under the 2014 Plan to all employees who were subject to the salary reduction, at an exercise price of $15.76 per share, which was the estimated fair value of the common stock during the second quarter of 2020.  The options vested 25% on the six month anniversary of the grant date, over a two year term.  In August 2020, the Company provided eligible employees the opportunity to reinstate their annual base salary paid prior to the April 16, 2020 reduction of base salary, which reinstatement will be effective retroactively to August 1, 2020 (the “Early Salary Reinstatement”), and as a condition to the Early Salary Reinstatement, forfeit 50% of the stock options that were granted on May 12, 2020, on a pro rata basis across all vesting periods over the original two year vesting term.  Employees electing such Early Salary Reinstatement forfeited 95,905 options during the third quarter of 2020.  This was accounted for as a modification pursuant to ASC 718, and the impact was not material to the accompanying financial statements.

A summary of the stock option activity during 2020 and related options outstanding and exercisable from both the 2003 Plan and 2014 Plan are as follows:

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

	Shares	Weighted- Average Exercise Price	Remaining Contractual Life (Years)
Options, outstanding, December 31, 2018	1,742,018	$10.64	6.4
Granted	244,912	24.03
Exercised	(203,013)	5.55
Forfeited	(171,717)	17.05
Options, outstanding, December 31, 2019	1,612,200	$12.63	5.3
Granted	1,219,940	24.28
Exercised	(185,329)	7.06
Forfeited	(409,658)	18.62
Options outstanding, December 31, 2020	2,237,153	$19.41	6.9
Options vested and expected to vest, December 31, 2020	2,105,954	18.32	6.8
Options exercisable, December 31, 2020	1,138,117	12.24	5.0

The determination of the fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	2020	2019	2018
Risk-free interest rate	0.4% - 1.6%	1.7% - 2.6%	2.7% - 3.1%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor of the expected market price of the Company’s common stock	39% - 45%	38% - 40%	34% - 42%
Expected life of option	6.9 years	6.9 years	7.1 years

The weighted average grant-date fair value of the options granted in 2020, 2019 and 2018 was $10.61, $10.51 and $7.67 per share, respectively. The total intrinsic values of options exercised during the years ended December 31, 2020, 2019 and 2018 was $7,844, $3,427 and $611, respectively. Cash received from options exercised for the years ended December 31, 2020, 2019 and 2018 was $1,308, $1,127 and $126, respectively.

As of December 31, 2020, there was approximately $10,931 of total unrecognized compensation costs related to stock options. These costs are expected to be recognized over a weighted average period of 2.84 years. At December 31, 2020, an aggregate of 63,040 shares were authorized for future grants under the Company’s 2014 stock option plan.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The Company included stock compensation expense related to all of the Company’s stock option awards in various expense categories for the years ended December 31, 2020, 2019 and 2018 as follows:

	2020	2019	2018
Cost of subscription, transaction and other revenue	$263	$133	$114
Research and development	697	384	239
Sales and marketing	465	296	347
General and administrative	1,638	1,301	1,096
	$3,063	$2,114	$1,796

Defined Contribution Benefit Plan

The Company sponsors a 401(k) defined contribution benefit plan. Participation in the plan is available to substantially all employees. Company contributions to the plan are discretionary. The Company generally makes matching contributions of one-half of the first 6% of employee contributions, which totaled $378, $1,250, and $998 for the years ended December 31, 2020, 2019 and 2018, respectively, and are subject to vesting requirements over four years contingent upon continuing employment.

11.  Income Taxes

The provision for income taxes consists of the following:

	2020	2019	2018
Current:
Federal	$6	$44	$—
State	(14)	(12)	(17)
	(8)	32	(17)
Deferred:
Federal	(94)	(138)	(72)
State	(102)	(54)	20
	(196)	(192)	(52)
Provision for income taxes	$(204)	$(160)	$(69)

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 21% to loss before income taxes is as follows:

	2020	2019	2018
Statutory rate applied to pre-tax loss	3,533	4,755	3,814
Permanent items	(256)	(115)	(79)
Stock compensation related expenses	449	(274)	(103)
State taxes	458	290	1,226
Valuation allowance	(4,462)	(4,816)	(4,930)
Other	74	—	3
Provision for income taxes	$(204)	$(160)	$(69)

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	2020	2019
Deferred tax assets:
Compensation and bonuses	$1,707	$986
Intangible assets	2,303	2,355
Stock-based compensation	620	375
Accrued expenses and other	863	184
Net operating loss carryforwards	20,242	18,937
Unearned revenue	3,179	2,575
Other carryforwards	30	23
Interest expense limitation	1,652	534
Deferred rent	641	578
Valuation allowance	(24,178)	(19,717)
Deferred tax assets, net of valuation allowance	$7,059	$6,830
Deferred tax liabilities:
Deferred implementation costs	(2,707)	(2,624)
Fixed assets	(2,723)	(2,953)
Goodwill	(2,397)	(1,825)
Deferred tax liabilities	$(7,827)	$(7,402)
Total deferred taxes	$(768)	$(572)

The Company has evaluated the need for a valuation allowance on a jurisdiction by jurisdiction basis. The Company has considered all available evidence, both positive and negative, and based upon the weight of the available evidence, a valuation allowance has been recorded against the net deferred tax assets since the Company cannot be assured that, more likely than not, such amounts will be realized. In addition, utilization of these net operating loss and tax credit carryforwards is dependent upon achieving profitable results.  The change in valuation allowance for deferred taxes was an increase of approximately $4,462, $4,816 and $4,930 during the years ended December 31, 2020, 2019 and 2018, respectively, primarily due to the increase in net operating loss carryforwards.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

At December 31, 2020, the Company has Federal net operating loss carryforwards of approximately $78,948.  Of the total net operating loss carryforwards, $46,682 do not expire, and the remaining carryforwards begin to expire in 2034 if not used prior to that time.

The Company is subject to taxation in the United States and various states. As of December 31, 2020, the Company’s tax returns for 2017, 2018, and 2019 are subject to examination by the tax authorities. With few exceptions, as of December 31, 2020, the Company is no longer subject to examinations by income tax authorities from US federal, state, or other jurisdictions for years before 2017.

Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset federal taxable income and federal tax liabilities when a corporation has undergone significant changes in its ownership.  If the Company experiences an ownership change as a result of future events, the use of tax attributes may be limited.

12.  Commitments and Contingencies

Lease Commitments

The Company rents its facilities and some equipment under operating and capital lease agreements. The capital leases have stated or implied interest rates between 5.0% and 10.6% and maturity dates through April 2026. The equipment financed under the capital leases serves as collateral, and certain leases contain casualty loss values if the equipment is not returned in working order at the end of the lease term.

In August 2017, the Company entered into a 15 year, 6 month lease agreement, as amended, with a landlord for a new Company headquarters that consists of 88,759 square feet of office space, located in Lawrenceville, New Jersey.  The Company determined that the lease qualifies for treatment as an operating lease pursuant to ASC 840.  In addition, pursuant to ASC 840, the Company determined that it did not meet any of the requirements of build-to-suit lease accounting and the Company was not considered to be the owner of an asset during the construction period as the Company did not have substantially all of the construction period risks and the respective leasehold improvements were determined to be normal tenant improvements.  The Company has incurred and capitalized approximately $5.7 million related to leasehold improvements, furniture and fixtures, and computer equipment as of December 31, 2018, associated with this new leased headquarters facility.  Furthermore, as part of the lease, the landlord paid for approximately $5.8 million of costs and related improvements in 2018 to modify the existing space to meet the Company’s requirements in the existing 88,759 square feet of space subject to the lease agreement, as amended.  This landlord lease incentive of $5.8 million was recorded as an asset and other long term liability as of the date the lease commenced and is being amortized over the estimated life of 15 years, and the long term liability is being recognized a lease incentive and reducing rent expense over the same period of time.

The lease contains an option to lease up to 61,000 additional square feet, starting six years and six months after lease commencement. In connection with entering into the lease, the Company issued a letter of credit under its Credit Agreement in favor of the landlord in the amount of $2,725 as an additional security deposit.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

The term of this lease is 15 years and 6 months subject to early termination if (i) there is not sufficient space for expansion beyond the initial space, starting 6 years and 6 months after lease commencement, which will require an early termination payment that declines from $7.5 million at such date by $650 per year after such date, or (ii) upon advance notice by the Company, at 12 years and 6 months after lease commencement, which will require an early termination payment of $3.6 million. Additionally, the lease contains two extension periods of 5 years each.  The lease commenced in June 2018, with a monthly lease rate (excluding taxes and operating expenses) in the initial year of $226, effective after an initial free rent period of six months.  The base rent increases each year thereafter up to $281 per month in months 181 through 186 of the lease.  The Company is expensing this rent on a straight-line basis over the initial term of the lease, including the free rent period.

Future minimum lease payments under operating and capital leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2020 and expire through 2033 are as follows:
Year ending December 31,	Operating Leases	Capital Leases
2021	$4,772	$211
2022	4,667	42
2023	4,433	—
2024	4,107	—
2025	4,166	—
Thereafter	30,848	—
Total minimum lease payments	$52,993	$253
Less amounts representing interest		(7)
Present value of lease payments		246
Less current portion		(204)
Long-term portion of minimum lease payments		$42

Total rent expense for the years ended December 31, 2020, 2019 and 2018 amounted to $5,167, $5,105, and $4,226 respectively.

Purchase Commitments

The Company enters into purchase commitments with certain vendors to secure pricing for paper, envelopes and similar products necessary for its operations. As of December 31, 2020, the balance remaining under such purchase orders approximated $215.

Legal Contingencies, Claims and Assessments

During the normal course of business, the Company is occasionally involved with various claims and litigation. Reserves are established in connection with such matters when a loss is probable and the amount of such loss can be reasonably estimated, including for indemnifications with customers or other parties as a result of contractual agreements.

At December 31, 2020, no material reserves were recorded. No reserves are established for losses which are only reasonably possible. The determination of probability and the estimation of the actual amount of any such loss is inherently unpredictable, and it is therefore possible that the eventual outcome of such claims and litigation could exceed the estimated reserves, if any. Based upon the Company’s experience, current information and applicable law, it does not believe it is reasonably possible that any proceedings or possible related claims will have a material effect on its financial statements.

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

13.  Segment Information

The Company has determined that it has two reportable segments - Print and Software/Payments. The Company’s chief operating decision maker (“CODM”) is the Chief Executive Officer (“CEO”) who reviews discrete financial and other information presented for print services and software and payment services for purposes of allocating resources and evaluating the Company’s financial performance. The Company evaluates the operating performance of its segments based on financial measures such as revenue, cost of revenue, and gross profit.

Print – The Print segment is primarily responsible for printing customer invoices and optimizing the amount of time and costs associated with billing customers via mail.

Software and Payments – The Software and Payments segment primarily operates using software and cloud based services, optimizes the electronic invoice presentment, electronic payments, credit decisioning, collections automation, cash application and deduction management, and eCommerce of B2B customers.

Given the nature of the Company’s business, the amount of assets does not provide meaningful insight into the operating performance of the Company. As a result, the amount of the Company’s assets is not subject to segment allocation and total assets are not included within the disclosure of the Company’s segment financial information.

All of the revenues shown below in the reportable segments is revenue from external customers, there is no revenue from transactions with other operating segments.

The following tables include a reconciliation of revenue, cost of revenue, and segment gross profit to loss before income taxes. “All other” represents implementation, services and other business activities which are not reviewed by CODM on regular basis.

The Company’s segment information is as follows:

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

	December 31, 2020
	Print	Software and Payments	All other	Total
Revenues:
Subscription and transaction	$18,445	$81,164	$—	$99,609
Services and other	—	—	8,960	8,960
Subscription, transaction and services	18,445	81,164	8,960	108,569
Reimbursable costs	37,116	—	—	37,116
Total revenues	55,561	81,164	8,960	145,685

Cost of Revenues:
Cost of subscription, transaction and services revenue	8,492	12,571	11,468	32,531
Cost of reimbursable costs	37,116	—	—	37,116
Total cost of revenues, excluding depreciation and amortization	45,608	12,571	11,468	69,647

Segment gross profit - subscription, transaction and services	9,953	68,593	(2,508)	76,038
Segment gross profit - reimbursable costs	—	—	—	—
Total segment gross profit, excluding depreciation and amortization	$9,953	$68,593	$(2,508)	$76,038

Total segment gross margin, excluding depreciation and amortization	17.9%	84.5%	(28.0)%	52.2%
Segment gross margin - subscription, transaction and services	54.0%	84.5%	(28.0)%	70.0%

Unallocated amounts:
Sales and marketing				$23,420
Research and development				36,468
General and administrative				22,188
Depreciation and amortization				5,624
Interest income				(18)
Interest expense				4,661
Other (income)/expense, net				518
Loss before income taxes				(16,823)

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

	December 31, 2019
	Print	Software and Payments	All other	Total
Revenues:
Subscription and transaction	$20,612	$68,864	$—	$89,476
Services and other	—	—	6,984	6,984
Subscription, transaction and services	20,612	68,864	6,984	96,460
Reimbursable costs	40,008	—	—	40,008
Total revenues	60,620	68,864	6,984	136,468

Cost of Revenues:
Cost of subscription, transaction and services revenue	9,642	11,900	10,473	32,015
Cost of reimbursable costs	40,008	—	—	40,008
Total cost of revenues, excluding depreciation and amortization	49,650	11,900	10,473	72,023

Segment gross profit - subscription, transaction and services	10,970	56,964	(3,489)	64,445
Segment gross profit - reimbursable costs	—	—	—	—
Total segment gross profit, excluding depreciation and amortization	$10,970	$56,964	$(3,489)	$64,445

Total segment gross margin, excluding depreciation and amortization	18.1%	82.7%	(50.0)%	47.2%
Segment gross margin - subscription, transaction and services	53.2%	82.7%	(50.0)%	66.8%

Unallocated amounts:
Sales and marketing				$22,098
Research and development				34,285
General and administrative				23,297
Depreciation and amortization				5,881
Interest income				(1)
Interest expense				1,507
Other (income)/expense, net				21
Loss before income taxes				$(22,643)

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

	December 31, 2018
	Print	Software and Payments	All other	Total
Revenues:
Subscription and transaction	$21,120	$53,605	$—	$74,725
Services and other	—	—	4,846	4,846
Subscription, transaction and services	21,120	53,605	4,846	79,571
Reimbursable costs	40,944	—	—	40,944
Total revenues	62,064	53,605	4,846	120,515

Cost of Revenues:
Cost of subscription, transaction and services revenue	10,517	8,271	7,779	26,567
Cost of reimbursable costs	40,944	—	—	40,944
Total cost of revenues, excluding depreciation and amortization	51,461	8,271	7,779	67,511

Segment gross profit - subscription, transaction and services	10,603	45,334	(2,933)	53,004
Segment gross profit - reimbursable costs	—	—	—	—
Total segment gross profit, excluding depreciation and amortization	$10,603	$45,334	$(2,933)	$53,004

Total segment gross margin, excluding depreciation and amortization	17.1%	84.6%	(60.5)%	44.0%
Segment gross margin - subscription, transaction and services	50.2%	84.6%	(60.5)%	67.0%

Unallocated amounts:
Sales and marketing				$21,677
Research and development				23,606
General and administrative				18,743
Depreciation and amortization				6,040
Interest income				(136)
Interest expense				814
Other (income)/expense, net				422
Loss before income taxes				$(18,162)

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

14.  Related Party Transactions

The Company has an ongoing commercial relationship with a customer, who has an executive who is also on the Company’s board of directors, which purchases certain of the Company’s services. This related party customer generated total revenues of approximately $307, $248 and $188 for the years ended December 31, 2020, 2019 and 2018, respectively.

The Company has several agreements with a portfolio company of one of the Company’s preferred shareholders who also has a representative on the Company’s board of directors (“Portfolio Company”). The Company incurred expenses to the Portfolio Company of approximately $94, $57 and $60 related to these agreements for the years ended December 31, 2020, 2019 and 2018, respectively.  Additionally, the same Portfolio Company generated revenues of $122 for the year ended December 31, 2020.

15.  Loss per Share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities as they do not share in losses. During periods when the Company is in a net loss position, basic net loss per share attributable to common stockholders is the same as diluted net loss per share attributable to common stockholders as the effects of potentially dilutive securities are antidilutive given the net loss of the Company.

The following table sets forth the computation of the basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2020, 2019 and 2018 (in thousands, except per share amounts):

	December 31,
	2020	2019	2018
Numerator:
Net loss	$(17,027)	$(22,803)	$(18,231)
Preferred stock dividends	(8,091)	(8,091)	(8,704)
Preferred stock accretion	(579)	(591)	(594)
Net loss attributable to common stockholders	$(25,697)	$(31,485)	$(27,529)
Denominator:
Weighted-average common shares outstanding	4,377,213	4,257,300	4,091,114
Net loss per share attributable to common stockholders, basic and diluted	$(5.87)	$(7.40)	$(6.73)

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

Since the Company was in a loss position for all periods presented, basic net loss per share attributable to common stockholders is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive. Potentially dilutive securities that were not included in the diluted per share calculations because they would be antidilutive, were as follows as of the dates presented, based on the underlying shares and not considering all factors that would be involved in determining the common stock equivalents:

	December 31,
	2020	2019	2018
Options to purchase common stock	2,237,153	1,612,200	1,742,018
Convertible redeemable preferred stock	9,460,482	9,460,482	9,460,482
Warrants to purchase redeemable convertible preferred stock	14,527	14,527	14,527
	11,712,162	11,087,209	11,217,027

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)

16.  Subsequent Events

The Company considers events or transactions that occur after the balance sheet date, but before the financial statements are issued to provide additional evidence relative to certain estimates or identify matters that require additional disclosures.  The Company has evaluated subsequent events through March 24, 2021, which is the date the financial statements were available to be issued. The company is not aware of any subsequent events which would require recognition or disclosure in the financial statements except as discussed above.

On January 12, 2021, the Company repaid in full the principal balance on the Initial Term Loan of $44.7 million, and extinguished all commitments under the Revolving Facility and Delayed Draw Term Loan.  As part of terminating the 2020 Financing Agreement, the company paid a prepayment penalty of $1.6 million to the Lenders.

Business Combination Closing

On January 12, 2021, Billtrust consummated the previously announced Business Combination pursuant to the Agreement dated October 18, 2020 and amended as of December 13, 2020.  Approximately $25 million of success based fees (of which approximately $8 million were paid by Billtrust), and approximately $7 million of transaction costs were incurred and paid at closing (of which approximately $2 million of the transaction costs were paid by Billtrust).  As a result of the Agreement, Billtrust stockholders received aggregate consideration with a value equal to $1,190 million, which consists of:

i.
$90 million in cash to certain Billtrust shareholders who elected to receive cash for shares of Billtrust common stock at Closing of the Business Combination, accounted for as a reverse recapitalization, and

ii.
$1,099 million in South Mountain Class A Common Stock and South Mountain Class C Common Stock at Closing of the Business Combination, accounted for as a reverse recapitalization, or 109,944,090 shares (converted at an exchange ratio of 7.228266 shares per share of Billtrust common stock) based on an assumed share price of $10 per share.  South Mountain Merger Corp. was renamed BTRS Holdings Inc.

As of the completion of the Business Combination on January 12, 2021, the merged companies - BTRS Holdings Inc. and subsidiaries, had the following outstanding securities:

i.
approximately 138,724,644 shares of Class 1 Common Stock, including 2,375,000 shares to prior South Mountain shareholders that are subject to the vesting and forfeiture provisions in the Share and Warrant Cancellation Agreement

ii.	approximately 6,537,735 shares of Class 2 Common Stock; and

iii.	12,500,000 warrants, each exercisable for one share of Class 1 Common Stock at a price of $11.50 per share (the “Warrants”)

BTRS Holdings Inc. (f/k/a Factor Systems, Inc. (dba Billtrust))
Notes to Financial Statements
(Amounts in thousands, except per share and share data)
Earnout

Following the closing of the Merger, holders of Billtrust common stock (including all redeemable preferred shareholders whose shares were converted into common stock at the closing of the Merger) and holders of stock options and restricted stock pursuant to the 2003 Plan and the 2014 Plan (as defined in the Business Combination Agreement, as amended) will have the contingent right to receive, in the aggregate, up to 12,000,000 shares of Common Stock if, from the closing of the Merger until the fifth anniversary thereof, the average closing price of BTRS Holdings Inc. Common Stock exceeds certain thresholds. The first issuance of 6,000,000 earnout shares is based on the volume-weighted average price of Common Stock exceeding $12.50 for any 20 trading days within any 30 trading day period (the “First Earnout”). The second issuance of 6,000,000 earnout shares is based on the volume weighted average price of Common Stock exceeding $15.00 for any 20 trading days within any 30 trading day period (the “Second Earnout”) (as further described in the BCA).

Subsequent to the closing of the Merger, the corresponding earnout securities were issued in the first quarter of 2021 upon attainment of the First Earnout and the Second Earnout thresholds.